Exhibit 99.1
NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST COMMENCES FOLLOW-ON OFFERING
OF 37.5 MILLION SHARES OF COMMON STOCK
DALLAS — (April 13, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has commenced a follow-on public offering of 37,500,000 shares of common stock. The company expects to grant an over-allotment option to the underwriters for an additional 5,625,000 shares of common stock.
Wachovia Securities, Merrill Lynch & Co. and Morgan Stanley & Co. Incorporated are the joint book-running managers of the offering. Banc of America Securities LLC, Friedman Billings Ramsey, UBS Investment Bank, Robert W. Baird & Co., Calyon Securities (USA) Inc., JMP Securities, KeyBanc Capital Markets, RBC Capital Markets, Stifel Nicolaus, Davenport & Company LLC, and Morgan Keegan & Company, Inc. are co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any common stock nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and prospectus related to the offering may be obtained from Wachovia Capital Markets, LLC, 375 Park Avenue, 4th Floor, New York, NY 10152, Attention: Equity Syndicate Department; Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080; or Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254      Phone: (972) 490-9600